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                                               Exhibit 23.1



                    Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Xpedite Systems, Inc. that is made a part of the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Xpedite Systems, Inc. for the registration of 205,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 1997, with respect to the consolidated financial statements and schedule of Xpedite Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


MetroPark, New Jersey
September 15, 1997